EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Richfood Holdings, Inc.:

We consent to the inclusion in the registration statement on Form S-3 of Richfood Holdings, Inc. of our report dated March 15, 1996, relating to the consolidated balance sheets of Richfood Holdings, Inc. and subsidiaries as of April 29, 1995 and April 30, 1994, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended April 29, 1995. Our report dated March 15, 1996 refers to the fact that the consolidated financial statements included in the registration statement give effect to the merger on October 15, 1995 of a wholly-owned subsidiary of Richfood Holdings, Inc. with and into Super Rite Corporation, which has been accounted for using the pooling of interests method. We also consent to incorporation by reference in the registration statement on Form S-3 of Richfood Holdings, Inc. of our reports dated June 5, 1995, relating to the consolidated balance sheets of Richfood Holdings, Inc. and subsidiaries as of April 29, 1995 and April 30, 1994, the related consolidated statements of earnings, shareholders' equity and cash flows, and the related financial statement schedules, for each of the fiscal years in the three-year period ended April 29, 1995 (such consolidated financial statements and financial statement schedules are prior to retroactive restatement to account for the pooling of interests with Super Rite Corporation), which reports are included in or incorporated by reference into the Form 10-K of Richfood Holdings, Inc. for the fiscal year ended April 29, 1995, incorporated by reference into the registration statement. We further consent to the references to our firm under the headings "Selected Financial and Operating Data" and "Experts" in the prospectus.

                                           /s/ KPMG Peat Marwick LLP

Richmond, Virginia
March 18, 1996